Exhibit (a)(1)

State of Delaware Secretary of State Division of Corporations Delivered 02:44 PM 01/08/2026 FILED 02:44 PM 01/08/2026 SR 20260076268 – File Number 7636236	AMENDED AND RESTATED STATE OF DELAWARE CERTIFICATE OF TRUST OF ABL LONGEVITY GROWTH AND INCOME FUND

This Amended and Restated Certificate of Trust of ABL Longevity Growth and Income Fund (the “Trust”), dated as of January 7, 2026, is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to amend and restate the original Certificate of Trust of the Trust which was filed on August 23, 2023, and amended on October 27, 2023 (as amended, the “Original Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

The Original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1.	First: The name of the Trust is: ABX LONGEVITY GROWTH AND INCOME FUND

2.	Second: The name and address of the Registered Agent in the state of Delaware:

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

3.

Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Fourth: This Certificate of Trust shall be effective upon filing.

/s/ Wendy Benson	/s/ William McCauley
Wendy Benson	William McCauley
As Trustee and not individually	As Trustee and not individually

/s/ George Getz	/s/ Jesse Schalk
George Getz	Jesse Schalk
As Trustee and not individually	As Trustee and not individually